As filed with the Securities and Exchange Commission on November 12, 2021
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MediaAlpha, Inc.
(Exact Name of Registrant as Specified in Its Charter)
700 South Flower Street, Suite 640
Los Angeles, California 90017

Delaware	(213) 316-6256	85-1854133
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)
Jeffrey B. Coyne, Esq.
MediaAlpha, Inc.
700 South Flower Street, Suite 640
Los Angeles, California 90017
Telephone: (213) 316-6256
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Please send copies of all communications to:
C. Daniel Haaren, Esq.
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
(212) 474-1000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
MediaAlpha, Inc.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, $0.01 par value per share	34,935,871	$15.82	$552,685,479	$51,233.94
(1)Consists of 34,935,871 shares of the registrant’s Class A common stock to be offered and sold by the selling stockholders named herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Class A common stock being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares of Class A common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price is based on the average of the high and low sale prices for shares of MediaAlpha, Inc.’s Class A common stock on November 11, 2021, as reported on the New York Stock Exchange.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated November 12, 2021
PROSPECTUS
MediaAlpha, Inc.
Class A Common Stock
This prospectus covers the offer and resale by the selling stockholders (as defined herein), from time to time in one or more offerings, of up to 34,935,871 shares of Class A common stock of MediaAlpha, Inc. held by such selling stockholders at prices and on terms that will be determined at the time of any such offerings. The 34,935,871 shares of Class A common stock offered hereby includes 17,631,614 shares of Class A common stock which are issuable upon exchange of Class B-1 Units of QL Holdings LLC (“Class B-1 Units”), together with a corresponding share of Class B common stock of the Company (“Class B common stock”), held by the selling stockholders.
MediaAlpha, Inc. is not selling any shares of Class A common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares. For a detailed discussion about the selling stockholders, please see “Selling Stockholders.”
This prospectus provides you with a general description of the shares of Class A common stock and the manner in which they may be sold by the selling stockholders. If necessary, the specific manner in which these shares of Class A common stock may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in the shares of Class A common stock registered hereunder.
The shares of Class A common stock may be offered and sold on a delayed or continuous basis by the selling stockholders through agents, underwriters or dealers as designated from time to time, directly to purchasers, or through a combination of these methods. In addition, certain selling stockholders may offer and sell these shares of Class A common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the shares of Class A common stock by the selling stockholders, then, to the extent required, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “Plan of Distribution.”
See “Risk Factors” on page 8 for information on certain risks related to the purchase of our shares of Class A common stock described in this prospectus.
MediaAlpha, Inc.’s Class A common stock is listed on the New York Stock Exchange under the symbol “MAX.” On November 11, 2021, the last reported sale price of MediaAlpha, Inc.’s Class A common stock on the New York Stock Exchange was $15.93 per share.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these shares of Class A common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
November 12, 2021

i

About this prospectus
This prospectus is part of a registration statement that MediaAlpha, Inc. filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. As used in this prospectus, unless the context otherwise indicates, any reference to “MediaAlpha,” “our Company,” the “Company,” “we,” “us,” and “our” refers to MediaAlpha, Inc., the issuer of the shares offered hereby, together with its consolidated subsidiaries. QL Holdings LLC is the predecessor to MediaAlpha. When we refer to the “selling stockholders” in this prospectus, we refer to the selling stockholders named in this prospectus or in any supplement to this prospectus or certain transferees, assignees, pledgees, donees or other successors-in-interest that received shares of Class A common stock from the selling stockholders. Capitalized terms used in this prospectus and not otherwise defined herein have the meanings given such terms in MediaAlpha’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus.
Under this shelf registration process, the selling stockholders may from time to time offer and sell up to 34,935,871 shares of Class A common stock in one or more offerings or resales as described in this prospectus. This prospectus provides you with only a general description of the shares of Class A common stock that are registered hereunder. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us, the selling stockholders and the offered shares of Class A common stock, please refer to the registration statement of which this prospectus is a part.
When the selling stockholders sell shares of Class A common stock under this prospectus, we and/or the selling stockholders will, if necessary and required by law, provide a prospectus supplement that contains specific information about the offering and the terms of the offered shares of Class A common stock. Any such prospectus supplement may also add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any shares of Class A common stock, you should carefully read both this prospectus and the applicable prospectus supplement, if any, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase the shares of Class A common stock. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect our ability to make payments on the shares of Class A common stock.
Neither we nor the selling stockholders take any responsibility for, nor can provide any assurance as to, the reliability of, any information that others may give you. Neither we nor the selling stockholders have authorized any other person to provide you with information different from the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we, the selling stockholders nor any underwriter, dealer or agent will make an offer to sell the shares of Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Glossary
As used in this prospectus:
•"Consumer Referral” means any consumer click, call or lead purchased by a buyer on our platform.
•“Consumers” and “customers” refer interchangeably to end consumers. Examples include individuals shopping for insurance policies.
•“Digital consumer traffic” refers to visitors to the mobile, tablet, desktop and other digital platforms of our supply partners, as well as to our proprietary websites.
•“Direct-to-consumer” or “DTC” means the sale of insurance products or services directly to end consumers, without the use of retailers, brokers, agents or other intermediaries.
•“Distributor” means any company or individual that is involved in the distribution of insurance, such as an insurance agent or broker.
•“Exchange agreement” means the exchange agreement, dated as of October 27, 2020 by and among MediaAlpha, Inc., QL Holdings LLC, Guilford Holdings, Inc. and certain Class B-1 unitholders of QL Holdings LLC party thereto, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
•“Founders” means, collectively, Steven Yi, Eugene Nonko, and Ambrose Wang.
•“Fourth amended and restated limited liability company agreement of QL Holdings LLC” means the limited liability company agreement dated as of October 27, 2020.
•“GAAP” means U.S. generally accepted accounting principles.
•“High-intent” consumer or customer means an in-market consumer that is actively browsing, researching or comparing the types of products or services that our partners sell.
•“Insignia” means Insignia Capital Group, L.P. and its affiliates.
•“IPO” means our initial public offering of our Class A common stock, which closed on October 30, 2020.
•“IPO reorganization” means the series of reorganization transactions completed on October 27, 2020 in connection with our IPO, as described under “Organizational structure—Fourth amended and restated limited liability company agreement of QL Holdings LLC” in our registration statement on Form S-1 (File No. 333-249326), which was declared effective by the SEC on October 27, 2020.
•“Intermediate Holdco” means Guilford Holdings, Inc., our wholly owned subsidiary and the owner of all Class A-1 units of QL Holdings LLC.
•“Inventory,” when referring to our supply partners, means the volume of Consumer Referral opportunities.
•“Legacy Profits Interest Holders” means certain current or former employees of QL Holdings LLC or its subsidiaries (other than the Senior Executives), who indirectly held Class B units in QL Holdings LLC prior to the IPO reorganization, and includes any estate planning vehicles or other holding companies through which such persons hold their shares of our Class A common stock.
•“Lifetime value” or “LTV” is a type of metric that many of our business partners use to measure the estimated total worth to a business of a customer over the expected period of their relationship.
•“March 2021 Secondary Offering” means our secondary offering of Class A common stock, which closed on March 18, 2021.
•“Partner” refers to a buyer or seller on our platform, also referred to as “demand partners” and “supply partners,” respectively.
•“Demand partner” refers to a buyer on our platform. As discussed under “Business—Our target audience,” our demand partners are generally insurance carriers and distributors looking to target high- intent consumers deep in their purchase journey.

•“Supply partner” or “supplier” refers to a seller to our platform. As discussed under “Business—Our target audience,” our supply partners are primarily insurance carriers looking to maximize the value of non-converting or low LTV consumers, and insurance-focused research destinations or other financial websites looking to monetize high-intent consumers.
•“Proprietary” means, when used in reference to our properties, the websites and other digital properties that we own and operate. Our proprietary properties are a source of Consumer Referrals on our platform.
•“QL Holdings LLC” is a limited liability company which, together with its subsidiaries, has historically conducted, and will continue to conduct, our business.
•“Registration rights agreement” means the registration rights agreement dated as of October 27, 2020, by and among MediaAlpha, Inc., White Mountains Investments (Luxembourg) S.à r.l., Insignia QL Holdings, LLC, Insignia A QL Holdings, LLC, Steven Yi, Eugene Nonko, Ambrose Wang and certain other parties thereto, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
•“Reorganization agreement” means the reorganization agreement dated as of October 27, 2020, by and among MediaAlpha, Inc., QL Holdings LLC, QuoteLab, LLC, Guilford Holdings, Inc., White Mountains Investments (Luxembourg) S.à r.l., White Mountains Insurance Group, Ltd., Insignia QL Holdings, LLC, Insignia A QL Holdings, LLC, Steven Yi, Eugene Nonko, Ambrose Wang and certain other parties thereto, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
•“Senior Executives” means the Founders and the officers specified in the registration rights agreement. This term also includes any estate planning vehicles or other holding companies through which such persons hold their units in QL Holdings LLC (which holding companies may or may not include QL Management Holdings LLC).
•“Selling Class B-1 Unit Holders” means Insignia, the Senior Executives, and the Legacy Profits Interests Holders who sold a portion of their Class B-1 units to Intermediate Holdco in connection with the IPO.
•“Stockholders’ agreement” means the stockholders agreement, dated as of October 27, 2020, as amended, modified or supplemented from time to time, by and among MediaAlpha, Inc., White Mountains Investments (Luxembourg) S.à r.l., Insignia QL Holdings, LLC, Insignia A QL Holdings, LLC, Bridge Holdings (Bermuda) Ltd. and Steven Yi, Eugene Nonko and Ambrose Wang, together with their respective holding entities through which they indirectly hold common stock of MediaAlpha, Inc., a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
•“Transaction Value” means the total gross dollars transacted by our partners on our platform.
•“Vertical” means a market dedicated to a specific set of products or services sold to end consumers. Examples include property & casualty insurance, life insurance, health insurance, and travel.
•“White Mountains” means White Mountains Insurance Group, Ltd. and its affiliates.

Our company
MediaAlpha, Inc. was incorporated as a Delaware corporation on July 9, 2020 in contemplation of our IPO. Following a series of reorganization transactions, we serve as the ultimate holding company, by and through our wholly owned subsidiary Guilford Holdings, Inc., of QL Holdings LLC (“QLH”) and its subsidiaries. QLH was formed on March 7, 2014 as a Delaware limited liability company.
Our mission is to help insurance carriers and distributors target and acquire customers more efficiently and at greater scale through technology and data science. Our technology platform brings leading insurance carriers and high-intent consumers together through a real-time, transparent, and results-driven ecosystem. We believe we are the largest online customer acquisition channel in our core verticals of property & casualty insurance, health insurance, and life insurance, supporting over $1.6 billion in Transaction Value across our platform from these verticals over the last two years.
We believe in the disruptive power of transparency. Traditionally, insurance customer acquisition platforms operated in a black box. We recognized that a consumer may be valued differently by one insurer versus another; therefore, insurers should be able to determine pricing granularly based on the value that a particular customer segment is expected to bring to their business. As a result, we developed a technology platform that powers an ecosystem where buyers and sellers can transact with full transparency, control, and confidence.
Our executive offices are located at 700 South Flower Street, Suite 640, Los Angeles, California 90017. Our telephone number is (213) 316-6256.

Organizational structure
Overview
In connection with the completion of the IPO, we completed our IPO reorganization, pursuant to which we amended and restated our certificate of incorporation to, among other things, authorize two classes of common stock, Class A common stock and Class B common stock and consummated the other reorganization transactions described below. In addition, pursuant to the IPO reorganization, we issued shares of our Class B common stock to Insignia and the Senior Executives. Insignia and the Senior Executives directly or indirectly own substantially all of the Class B-1 units of QL Holdings LLC. Shares of our Class B common stock vote together with shares of our Class A common stock as a single class, except as otherwise required by law or pursuant to our amended and restated certificate of incorporation or amended and restated bylaws. See “Description of Class A Common Stock.” As of September 30, 2021, White Mountains, Insignia, and the Senior Executives (who were the direct and indirect investors of QL Holdings LLC prior to the IPO) beneficially owned 63.8% in the aggregate of our outstanding Class A common stock and Class B common stock on a combined basis. As described in more detail below, each Class B-1 unit of QL Holdings LLC held by Insignia and the Senior Executives can be exchanged (together with one share of our Class B common stock) for one share of our Class A common stock (or, at our election, cash of an equivalent value) and is otherwise nontransferable.
As of September 30, 2021, there were 39,363,998 shares of our Class A common stock outstanding. These shares represent 100% of the economic rights of the holders of all classes of our capital stock and a 65.8% indirect economic interest in QL Holdings LLC.
IPO Reorganization Transactions
MediaAlpha, Inc. was formed for purposes of the IPO and had, prior to the consummation of the IPO, engaged only in activities in contemplation of the IPO. Historically, our business has been operated through QL Holdings LLC, together with its subsidiaries, all of the equity ownership interests of which were directly or indirectly held by White Mountains (through its wholly owned subsidiary Intermediate Holdco), Insignia, the Senior Executives and the Legacy Profits Interest Holders prior to the completion of the IPO. None of these owners consolidated QL Holdings LLC immediately prior to the IPO reorganization.
Prior to the IPO, QuoteLab, LLC entered into a new credit agreement (the “2020 Credit Agreement”) with JPMorgan Chase Bank, N.A., as lender and administrative agent, and the other lenders from time to time party thereto, providing for senior secured credit facilities (the “2020 Credit Facilities”) consisting of (i) a $210.0 million term loan facility (the “2020 Term Loan Facility”) and (ii) a $5.0 million revolving credit facility (the “2020 Revolving Credit Facility”). A portion of the proceeds of the 2020 Term Loan Facility were distributed to QL Holdings LLC, which in turn distributed such 2020 Term Loan Facility proceeds to members of QL Holdings LLC (such distribution to the QL Holdings LLC members the “Pre-IPO Leveraged Distribution”). Additionally, prior to the IPO, White Mountains caused Intermediate Holdco to distribute or otherwise dispose of all of its assets other than the Class A-1 units of QL Holdings LLC held directly by Intermediate Holdco and certain deferred tax assets and liabilities, and thereafter, MediaAlpha, Inc., QL Holdings LLC, White Mountains, Intermediate Holdco, the Legacy Profits Interest Holders and the other members of QL Holdings LLC consummated a series of reorganization transactions set forth in the reorganization agreement. Pursuant to the reorganization agreement, White Mountains contributed all of the outstanding capital stock of Intermediate Holdco to MediaAlpha, Inc. in exchange for shares of our Class A common stock and the right to certain payments under the tax receivables agreement, such that Intermediate Holdco became a wholly owned subsidiary of MediaAlpha, Inc. Also pursuant to the reorganization agreement, the limited liability company agreement of QL Holdings LLC was amended and restated to, among other things, convert all of the equity interests held by Intermediate Holdco into Class A-1 units of QL Holdings LLC and convert all of the equity interests held by Insignia, the Senior Executives, the Legacy Profits Interest Holders and certain other holders into Class B-1 units of QL Holdings LLC. The Legacy Profits Interest Holders contributed a portion of the Class B-1 units of QL Holdings LLC they held to MediaAlpha, Inc. in exchange for shares of Class A common stock of MediaAlpha, Inc., and MediaAlpha, Inc. then contributed these Class B-1 units to Intermediate Holdco. Insignia and the Senior Executives contributed cash to MediaAlpha, Inc. in exchange for shares of our Class B common stock. Certain Class B-1 units of QL Holdings LLC held by the Selling Class B-1 Unit Holders were purchased by the Company (through Intermediate Holdco) immediately after the IPO, with proceeds from the IPO, to provide liquidity to such Selling Class B-1 Unit Holders. MediaAlpha, Inc. is a holding company and its sole material asset is all of the shares of its wholly owned subsidiary, Intermediate Holdco, which in turn owns all of the Class A-1 units of QL Holdings LLC, deferred tax assets and liabilities primarily related to Intermediate Holdco’s historical net operating loss carryforwards attributable to periods prior to the IPO, and an indemnity from White Mountains with respect to any pre-IPO liabilities of Intermediate Holdco.
Organizational structure
The diagram below shows our organizational structure as of September 30, 2021.
As of September 30, 2021, White Mountains and our public stockholders indirectly own 28.2% and 32.4%, respectively, of the economic interests in QL Holdings LLC through MediaAlpha, Inc. and Intermediate Holdco. Insignia directly owns 14.6% of the economic interests in QL Holdings LLC, and the Senior Executives directly or indirectly own 21.0% of the economic interests in QL Holdings LLC.
Holding company structure
Our only business is acting as the sole stockholder of Intermediate Holdco and, through Intermediate Holdco, acting as sole managing member of QL Holdings LLC. We operate and control all of our businesses and affairs through Intermediate Holdco and QL Holdings LLC (and its subsidiaries). In connection with the IPO reorganization, QL Holdings LLC’s limited liability company agreement was amended and restated to, among other things, establish two classes of equity: Class A-1 units indirectly held by us and Class B-1 units held only by persons or entities we permit which, immediately following the IPO, included Insignia and the Senior Executives. The financial results of Intermediate Holdco and QL Holdings LLC are consolidated in our financial statements.

Our organizational structure allows the Senior Executives and Insignia to retain their equity ownership (either directly or indirectly) in QL Holdings LLC, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Class B-1 units. The investors who participate in any future offering of our Class A common stock (including this offering) will, by contrast, hold equity in MediaAlpha, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. Additionally, because the Senior Executives and Insignia may exchange their Class B-1 units of QL Holdings LLC (together with the corresponding shares of our Class B common stock) for shares of our Class A common stock (or, at our election, cash of an equivalent value), our structure provides the Senior Executives and Insignia with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded.

Risk factors
Investing in our Class A common stock involves risk. You are urged to carefully read and consider the risk factors described in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020, in Item 1A of Part II of our Quarterly Reports on Form 10-Q for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021 and in our other reports filed with the SEC, which are all incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and the applicable supplement to this prospectus, if any. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and financial results and the value of our Class A common stock.

Forward-looking statements
This prospectus, and any prospectus supplement, and the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:
•Our ability to attract and retain supply partners and demand partners to our platform and to make available quality Consumer Referrals at attractive volumes and prices to drive transactions on our platform;
•Our reliance on a limited number of supply partners and demand partners, many of which have no long-term contractual commitments with us, and any potential termination of those relationships;
•Existing and future laws and regulations affecting the property & casualty insurance, health insurance and life insurance verticals;
•Changes and developments in the regulation of the underlying industries in which our partners operate;
•Competition with other technology companies engaged in digital customer acquisition, as well as buyers that attract consumers through their own customer acquisition strategies, third-party online platforms or other traditional methods of distribution;
•Our ability to attract, integrate and retain qualified employees;
•Reductions in DTC digital spend by our buyers;
•Our dependence on internet search companies to direct a significant portion of visitors to our suppliers’ websites and our proprietary websites;
•The novel strain of the coronavirus and the disease it causes (COVID-19);
•The terms and restrictions of our existing and future indebtedness;
•Disruption to operations as a result of future acquisitions;
•Our failure to obtain, maintain, protect and enforce our intellectual property rights, proprietary systems, technology and brand;
•Our ability to develop new offerings and penetrate new vertical markets;
•Our ability to manage future growth effectively;
•Our reliance on data provided to us by our demand and supply partners and consumers;
•Natural disasters, public health crises, political crises, economic downturns, or other unexpected events;
•Significant estimates and assumptions in the preparation of our financial statements;
•Potential litigation and claims, including claims by regulatory agencies and intellectual property disputes;
•Our ability to collect our receivables from our partners;

•Developments with respect to LIBOR;
•Fluctuations in our financial results caused by fluctuations in advertising spending, including seasonal and cyclical effects;
•The development of the DTC insurance distribution sector and evolving nature of our relatively new business model;
•Disruptions to or failures of our technological infrastructure and platform;
•Failure to manage and maintain relationships with third-party service providers;
•Cybersecurity breaches or other attacks involving our systems or those of our partners or third-party service providers;
•Our ability to protect consumer information and other data and risks of reputational harm due to an actual or perceived failure by us to protect such information and other data;
•Risks related to being a public company;
•Risks related to shares of our Class A common stock and this offering;
•Risks related to our intention to take advantage of certain exemptions as a “controlled company” under the rules of the NYSE, and the fact that the interests of our controlling stockholders (White Mountains, Insignia, and the Founders) may conflict with those of other investors; and
•Risks related to our corporate structure; and
•The other risk factors described in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020 and in Item 1A of Part II of our Quarterly Reports on Form 10-Q for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021.
The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
You should read this prospectus, any applicable prospectus supplement, the documents that we incorporate by reference herein and therein, the documents that we have included as exhibits to the registration statement of which this prospectus forms a part and the documents that we refer to under the section of this prospectus titled “Where You Can Find More Information” completely and with the understanding that our actual future results could be materially different from what we expect when making the forward-looking statement.

Use of proceeds
We will not receive any of the proceeds from the sale of Class A common stock by the selling stockholders.

Unaudited pro forma consolidated statement of operations
The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 presents the consolidated results of operations of MediaAlpha, Inc. after giving pro forma effect to the Debt Financing (as defined below), IPO reorganization and the IPO as described under “Organizational Structure”. On May 20, 2020, the SEC issued certain amendments to Article 11 of Regulation S-X as outlined in SEC Releases No. 33-10786 and No. 34-88914. Because the transactions we are required to give pro forma effect to (the Debt Financing, IPO reorganization, and the IPO) were consummated prior to the effective date of such amendments, the Company has prepared the accompanying pro forma consolidated financial information based on the rules that were effective prior to the amendments to Article 11, based on guidance provided by the SEC staff.
In giving pro forma effect to the Debt Financing, IPO reorganization, and the IPO, as if each transaction occurred on January 1, 2020, the Company has utilized the Class A-1 unit and Class B-1 unit ownership percentages immediately following the IPO reorganization and the IPO for the purposes of allocating income to the non-controlling interests. The non-controlling interests represent the Class B-1 units in QL Holdings LLC that are held by pre-existing equity holders of QL Holdings LLC.
No pro forma balance sheet as of September 30, 2021 is necessary to reflect the Debt Financing, IPO reorganization and the IPO transactions as these transactions are fully reflected in MediaAlpha’s consolidated balance sheets as of September 30, 2021 and December 31, 2020. No pro forma consolidated statement of operations for the nine months ended September 30, 2021 is necessary to reflect the Debt Financing, IPO reorganization and the IPO transactions as these transactions are fully reflected in MediaAlpha’s consolidated statement of operations for the nine months ended September 30, 2021, and there were no events during the nine months ended September 30, 2021 that would be considered to be material to investors.
The pro forma adjustments are based on available information and reasonable assumptions in order to reflect, on a pro forma basis, the impact of the Debt Financing, IPO reorganization and the IPO, on the historical financial information of MediaAlpha, Inc. See Note 2 of the notes to the unaudited pro forma consolidated statement of operations for further discussion of the impact of the IPO reorganization on a pro forma basis.
Following the IPO, QL Holdings LLC became the predecessor of the Company for financial reporting purposes. The unaudited pro forma consolidated statement of operations reflects the manner in which the Company accounted for the IPO reorganization, which has been reflected on a basis consistent with a combination of entities under common control. The pro forma adjustments presented herein are based upon available information and methodologies that are (i) directly attributable to the Debt Financing, IPO reorganization, and the IPO, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the consolidated company. The Company accounts for the offering reorganization as a common control transaction based on, among other things, the high degree of common ownership among the pre-offering equity holders after the offering reorganization. Accordingly, the Company determined that the offering reorganization should be recorded at carryover basis. The actual adjustments to our consolidated financial statements arising from this offering will depend on a number of factors, including additional information available on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.
The unaudited pro forma consolidated statement of operations is included for informational purposes only and does not purport to reflect our results of operations or financial position that would have occurred had we operated as a public company during the period presented. The unaudited pro forma consolidated statement of operations should not be relied upon as being indicative of our results of operations had the Debt Financing, IPO reorganization, and the IPO occurred as described under “Organizational structure” and “Use of proceeds” on the dates assumed. The unaudited pro forma consolidated statement of operations also does not project our results of operations for any future period or date.
As described in greater detail under “Selling Stockholders—Material relationships with selling stockholders—Tax receivables agreement,” in connection with the IPO, we entered into the tax receivables agreement with Insignia, the Senior Executives, and White Mountains, pursuant to which we agreed to pay Insignia and the Senior Executives 85% of the cash savings, if any, in U.S. federal, state, and local income tax that we realize (or are deemed to realize) as a result of (i) any increases in tax basis following our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC from certain unitholders (including the Selling Class B-1 Unit Holders) in connection with the IPO, as well as any post-IPO exchanges, (ii) the Pre-Offering Leveraged Distribution and actual or deemed other distributions by QL Holdings LLC to its members that result in tax basis adjustments to the assets of QL Holdings LLC, and (iii) certain other tax benefits attributable to payments under the tax receivables agreement itself. No future exchanges or other tax benefits have been assumed in the unaudited pro forma consolidated statement of operations. The tax receivables agreement also requires us to pay White Mountains 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize) as a result of the utilization of the net operating losses of Intermediate Holdco attributable to periods prior to the IPO and the deduction of any imputed interest attributable to our payment obligations under the tax receivables agreement.
You should read the following unaudited pro forma consolidated statement of operations together with the sections of this prospectus titled “Use of proceeds” and together with the sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 entitled “Management’s discussion and analysis of financial condition and results of operations,” and the historical consolidated financial statements and related notes thereto incorporated by reference into this prospectus.

MediaAlpha, Inc.
Unaudited pro forma consolidated statement of operations for the year ended December 31, 2020
(in thousands, except for share data and per share data)

	MediaAlpha, Inc. for the year ended December 31, 2020(A)	Debt Financing adjustments	Note 1	IPO reorganization adjustments	Note 2	MediaAlpha Inc. pro forma for offering reorganization	IPO adjustments	Note 3	MediaAlpha, Inc. pro forma for offering reorganization and as adjusted for the IPO
Revenue	$584,814	$—		$—		$584,814	$—		$584,814
Cost and operating expenses
Cost of revenue	499,434	—		396	a	499,830	—		499,830
Sales and marketing	20,483	—		1,665	a	22,148	—		22,148
Product development	12,449	—		1,355	a	13,804	—		13,804
General and administrative	32,913	—		18,882	a	51,795	(6,973)	a	44,822
Total costs and operating expenses	565,279	—		22,298		587,577	(6,973)		580,604
Income (loss) from operations	19,535	—		(22,298)		(2,763)	6,973		4,210
Other expense	2,302	(1,998)	a	—		304	—		304
Interest expense	7,938	3,201	a	—		11,139	(1,567)	b	9,572
Total other expense	10,240	1,203		—		11,443	(1,567)		9,876
Income (loss)	9,295	(1,203)		(22,298)		(14,206)	8,540		(5,666)
Income tax (benefit)	(1,267)	(163)		(200)	b	(1,630)	792	b	(838)
Net income (loss)	10,562	(1,040)		(22,098)		(12,576)	7,748		(4,828)
Net income attributable to QLH prior to Reorganization Transactions	19,166	—		(19,166)		—			—
Net income (loss) attributable to non-controlling interest	(4,238)	—		(1,856)	c	(6,094)	3,664	c	(2,430)
Net income (loss) attributable to stockholders of MediaAlpha, Inc	$(4,366)	$(1,040)		$(1,076)		$(6,482)	$4,084		$(2,398)
Net loss per share Class A common stock-basic and diluted	$(0.14)
Weighted average shares of Class A common stock outstanding-basic and diluted	32,134,170
Pro forma weighted average common shares outstanding-basic and diluted (Note 3d)									34,773,814
Pro forma net loss per share-basic and diluted (Note 3d)									$(0.07)

See accompanying notes to unaudited pro forma consolidated financial information.

MediaAlpha, Inc.
Notes to unaudited pro forma consolidated financial information -Year ended December 31, 2020
(A)Represents the historical consolidated statement of operations of MediaAlpha, Inc.’s audited consolidated statement of operations incorporated by reference into this prospectus. As a result of the IPO reorganization, the Company, through its wholly owned subsidiary Intermediate Holdco, operates and control all of the business and affairs of QL Holdings LLC and its subsidiaries and consolidates the financial results of QL Holdings LLC and its subsidiaries.
1.Debt Financing adjustments
In September 2020, QuoteLab, LLC entered into the 2020 Credit Agreement and used the funds from the 2020 Term Loan Facility to repay the 2019 Credit Facilities and to fund a distribution to existing equity holders of QL Holdings LLC (the “Debt Financing”). The pro forma adjustments related to the Debt Financing are as follows:
a.Adjustments to record net incremental interest expense on the $210 million in funds drawn under the 2020 Credit Agreement, net of the $98.4 million repayment of the 2019 Credit Facilities and deferred offering costs of $4.6 million. In addition, a $2.0 million loss on extinguishment of debt that was recorded in other expense in connection with the Debt Financing has been removed as the loss is a one-time non-recurring item that will not have a continuing impact. The pro forma effective interest rate on the borrowings under the 2020 Credit Agreement is 5.05%. A sensitivity analysis on the interest expense has been performed to assess the effect that a hypothetical 0.125 percentage point change in interest rates would cause a corresponding increase or decrease to interest expense of approximately $0.3 million for the year ended December 31, 2020.

Amount (in thousands)
Reversal of historical interest expense related to the 2019 and 2020 Credit Facilities	(7,453)
Interest expense related to the 2020 Term Loan Facility	10,654
Net incremental interest expense	3,201

2.IPO reorganization adjustments
As part of the IPO offering reorganization, the fourth amended and restated limited liability company agreement of QL Holdings LLC established two classes of equity: managing member Class A-1 units and non-managing member Class B-1 units. After the amendment, Intermediate Holdco holds 100% of the Class A-1 units and the Legacy Profits Interest Holders, the Senior Executives, and Insignia held 100% of the Class B-1 units. As a result, Intermediate Holdco controls QL Holdings LLC, and QL Holdings LLC became a consolidated entity of Intermediate Holdco. As a result, the unaudited pro forma consolidated statement of operations reflects the operations of the Company as though the entities were consolidated from January 1, 2020.
a.Adjustments to record net incremental stock-based compensation expense as a result of the 4,808,819 new restricted stock units (RSUs) granted by the Company at the time of the IPO with ratable vesting each quarter over three years. In addition, a $2.7 million charge related to the acceleration of awards directly attributable to the IPO Reorganization and issued under the QL Holdings QLH Class B Restricted Unit Plan has been removed as this is a one-time non-recurring charge that will not have a continuing impact.

Amount (in thousands)
Incremental stock-based compensation – new 2020 RSUs	25,038
Removal of one-time non-recurring acceleration charge	(2,740)
Net incremental increase to stock-based compensation expense	22,298

b.QL Holdings LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As a partnership, QL Holdings LLC is not subject to U.S. federal and certain state income taxes. Any taxable income or loss generated by QL Holdings LLC is passed through to and included in the taxable income or loss of its members, including the Company, on a pro rata basis. Following the IPO reorganization, the Company was and will continue to be subject to U.S. federal income taxes, in addition to state, local and international taxes, with respect to its allocable share of any taxable income of QL Holdings LLC. As a result, the unaudited pro forma consolidated statement of operations reflects adjustments to income tax expense to reflect the Company’s 57.1% allocable share of the pro forma taxable income generated by QL Holdings LLC at a blended statutory tax rate of 23.6% for the year ended December 31, 2020. Note, the historical provision was calculated on MediaAlpha’s share of QL Holdings LLC’s earnings subsequent to the reorganization (approximately two months). In the pro forma IPO reorganization adjustment column, the provision is calculated as if QL Holdings LLC was controlled by MediaAlpha for the full-year (and thus was taxable for the full year). Included in income tax expense is $0.2 million of federal and state tax impacts related to $1.2 million of non-deductible share-based compensation for tax purposes under IRC Section 162(m).
c.Reflects removal and reallocation of income attributable to QLH prior to Reorganization Transactions to MediaAlpha, Inc. and the non-controlling interests. The pro forma adjustments have been allocated using the non-controlling interest percentages following the IPO Reorganization and the IPO. The Class B-1 Units represent 42.9% of all members’ units outstanding and Class A-1 Units represent 57.1%.
3.IPO adjustments
a.Reflects the removal of $7.0 million in one-time non-recurring professional fee expenses that are directly attributable to the IPO and do not have a continuing impact on the operating results of the Company.
b.Represents the reduction to interest expense and associated tax expense as a result of the IPO funds used to pay down $23.6 million in outstanding borrowings under the 2020 Credit Agreement, assuming the pay down occurred as of January 1, 2020. The assumed pro forma effective interest rate on the borrowings under the 2020 Credit Agreement is 5.01% (a decrease of 4 basis points, or 0.04%, as compared to the Debt Financing and reflective of the accelerated payment from the IPO proceeds). A sensitivity analysis on the interest expense has been performed to assess the effect that a hypothetical 0.125 percentage point change in interest rates would cause a corresponding increase or decrease to interest expense of approximately $0.2 million for the year ended December 31, 2020.

Amount (in thousands)
Reversal of interest expense related to the 2020 Term Loan Facility	(10,654)
Interest expense related to the 2020 Term Loan Facility, net of paydown	9,572
Write-off of deferred loan fees	(485)
Net incremental interest expense	(1,567)

c.The pro forma adjustments have been allocated using the non-controlling interest percentages following the IPO Reorganization and the IPO. The Class B-1 Units represent 42.9% of all members’ units outstanding and Class A-1 Units represent 57.1%.
d.The calculation of pro forma basic net loss per share represents the Company’s pro forma net loss adjusted for the portion attributable to pro forma non-controlling interests divided by the weighted-average shares of Class A common stock outstanding after giving effect to the recapitalization of QL Holdings LLC; the redemption of 4,772,449 Class B-1 Units from Legacy Profits Interest Holders, Senior Executives and Insignia as part of the IPO reorganization; the inclusion of 7,027,606 Class A common stock sold in the IPO, the proceeds of which were used to repurchase Class B-1 units and repay outstanding borrowings under the 2020 Credit Facilities; and the issuance of 4,808,819 restricted stock unit awards in respect of Class A common stock by the Company. As part of the IPO, profits interests (i.e., Class B units of QL Holdings LLC) held by Senior Executives and other Legacy Profits Interest Holders were recapitalized to Class B-1 units. Immediately prior to the recapitalization, unvested profits interests held by the Founders and certain other selected Senior Executives and Legacy Profits Interest Holders became fully vested. The Class B-1 units received in respect of vested profits interests were issued as fully vested, and the Class B-1 units received in respect of unvested profits interests were issued subject to the vesting conditions that applied to the corresponding profits interests. In addition, capital interests held by the Founders and Insignia were recapitalized to fully vested Class B-1 units, and interests held by White Mountains were exchanged for Class A-1 units. Subsequently, the Class B-1 units held by the Legacy Profits Interest Holders were exchanged for shares of Class A common stock in the Company, and to the extent such Class B-1 units were unvested, the shares of Class A common stock received upon exchange were “restricted,” and subject to the vesting conditions that applied to the corresponding Class B-1 units. The Senior Executives and Insignia received non-voting Class B common stock in the Company equal to the number of Class B-1 units retained.
The vested Class B-1 units constitute non-controlling interest. Shares of Class B common stock represent non-economic interests and do not share in the Company’s earnings or losses and are therefore not included in the weighted average shares outstanding or net loss per share.
In the calculation of pro forma diluted net loss per share, the Company applied the if-converted method to the vested Class B-1 units and unvested Class B-1 units, which were first assumed to be vested under the treasury stock method. Potential common shares were calculated by assuming the Class B-1 units were exchanged for Class A common stock as of the beginning of the period or the date of grant, if later, and weighted for the portion of the period they were outstanding. A numerator adjustment was calculated to re-allocate net income attributable to non-controlling interests to the Company which also considered the resulting tax impact. The combined impact of the numerator and denominator adjustment were excluded from pro forma net loss per share as inclusion of these awards would be anti-dilutive (i.e., decrease the net loss per share) . The Company also applied the treasury stock method to the unvested outstanding equity awards (which include Class B-1 Units, Class A Shares, and restricted stock units); however, these equity awards were excluded from pro forma net loss per share as inclusion of the awards would be anti-dilutive (i.e., decrease the net loss per share). The Company has included in the pro forma basic net loss per share the assumed vested portion of 801,470 of the restricted Class A common stock granted by the Company.

Amount (in thousands, except share and per share data)
Numerator:
Pro forma net loss attributable to stockholders of MediaAlpha, Inc	$(2,398)
Pro forma net loss attributable to Class A common stockholders-basic	$(2,398)
Denominator:
Weighted average Class A common stock outstanding-basic and diluted	34,733,814
Pro forma basic and diluted net loss per share	$(0.07)

Description of capital stock
Unless indicated differently in a prospectus supplement, this section describes the terms of our Class A common stock that may be offered and sold by the selling stockholders under this prospectus. The following description is only a summary and is qualified in its entirety by reference to the full text of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the Delaware General Corporate Law (the “DGCL”). Any accompanying prospectus supplement may add, update or change the terms and conditions of the shares of Class A common stock as described in this prospectus.
General
Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share.
Class A Common Stock
Voting rights
The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law would require holders of our Class A common stock and Class B common stock to vote separately as a single class in the following circumstances:
•if we amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, or to increase or decrease the aggregate number of authorized shares of such class, then such class would be required to vote separately to approve the proposed amendment; or
•if we amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely, then such class would be required to vote separately to approve such proposed amendment.
Dividend rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon liquidation
In the event of liquidation, dissolution or winding up of our Company, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights
The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.
Class B Common Stock
Exchange rights
Each share of our Class B common stock will be redeemed and cancelled by us if the holder exchanges one Class B-1 unit of QL Holdings LLC, together with the corresponding share of Class B common stock, for one share of Class A common stock (or, at our election, cash of an equivalent value) pursuant to the terms of the exchange agreement.

Shares of Class B common stock are not transferable except together with an equal number of Class B-1 units. See “Selling Stockholders—Material Relationships with Selling Stockholders—Exchange agreement.”
Voting rights
The holders of Class B common stock are entitled to one vote for each share on all matters voted upon by our stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law would require holders of our Class A common stock and Class B common stock to vote separately as a single class in the following circumstances:
•if we amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, or to increase or decrease the aggregate number of authorized shares of such class, then such class would be required to vote separately to approve the proposed amendment; or
•if we amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely, then such class would be required to vote separately to approve such proposed amendment.
Dividend rights
The holders of our Class B common stock will not participate in any cash dividends declared by our Board of Directors.
Rights upon liquidation
The holders of our Class B common stock will not be entitled to receive any of our assets in the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary.
Other rights
In the event of our merger or consolidation with or into another company in connection with which shares of Class A common stock and Class B common stock (together with the corresponding Class B-1 units of QL Holdings LLC) are converted into, or become exchangeable for, shares of stock, other securities or property (including cash), each holder of our Class B common stock will be entitled to receive for each share of Class B common stock the same number of shares of stock as is received by holders of our Class A common stock for each share of Class A common stock, and will not be entitled, for each share of Class B common stock, to receive other securities or property (including cash). No shares of Class B common stock will have preemptive rights to purchase additional shares of Class B common stock.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, our Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of MediaAlpha, Inc. without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. At present, we have no plans to issue any preferred stock.
Anti-takeover effects of various provisions of our amended and restated certificate of incorporation, amended and restated bylaws and stockholders’ agreement
Some provisions of our amended and restated certificate of incorporation, amended and restated bylaws and stockholders’ agreement could make the following more difficult:
•acquisition of control of us by means of a proxy contest or otherwise; or

•removal of our incumbent officers and directors.
These provisions, as well as our ability to issue “blank check” preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Classified board of directors; election and removal of directors; vacancies
Our Board of Directors consists of nine directors, excluding any directors elected by holders of any preferred stock pursuant to provisions applicable in the case of defaults and subject to applicable laws and stock exchange regulations. The exact number of directors is fixed from time to time by resolution of the board. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board of Directors is divided into three staggered classes of directors, as nearly equal in number as possible. At each annual meeting of our stockholders, our stockholders elect a class of directors for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our Board of Directors will be elected each year. There is no limit on the number of terms a director may serve on our Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may have the effect of discouraging, delaying or preventing a transaction involving a change in control.
Pursuant to the stockholders’ agreement we entered into with White Mountains, Insignia, and the Founders in connection with our IPO, for so long as each of White Mountains, Insignia, and the Founders (treating the Founders as a single stockholder for this purpose) owns at least 12.5% of the issued and outstanding shares of common stock as of the closing of our IPO, such stockholder will be entitled to nominate two directors to serve on our Board of Directors. When such stockholder owns less than 12.5% but at least 5% of the issued and outstanding shares of common stock as of the closing of our IPO, such stockholder will be entitled to nominate one director. White Mountains, Insignia, and the Founders have agreed in the stockholders’ agreement to vote for each other’s board nominees.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that (a) prior to the date on which White Mountains, Insignia, and the Founders cease to collectively own at least a majority in voting power of all shares entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, and (b) on and after the date on which White Mountains, Insignia, and the Founders cease to collectively own at least a majority in voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
In addition, our amended and restated certificate of incorporation provides that any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Approvals of White Mountains, Insignia, and the Founders
Under the stockholders’ agreement and subject to our amended and restated certificate of incorporation, our amended and restated bylaws and applicable law, certain actions cannot be taken by us without the prior written consent of a majority in interest of White Mountains, Insignia, and the Founders, for so long as such stockholders continue to own at least a majority of the issued and outstanding shares of common stock. These actions include, among others, increasing or decreasing the size of the board and engaging in change in control transactions. The requirement to seek approval from White Mountains, Insignia, and the Founders may have the effect of discouraging, delaying or preventing a transaction involving a change in control. See “Organizational structure—Stockholders’ agreement” for more information.

No cumulative voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not authorize cumulative voting.
Limits on stockholder action by written consent
The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation permits stockholder action by written consent, but precludes stockholder action by written consent after the date on which White Mountains, Insignia, and the Founders cease to collectively own at least a majority in voting power of all shares entitled to vote generally in the election of our directors.
Special stockholder meetings
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by or at the direction of the Board of Directors, the chairman of the Board of Directors, the chief executive officer or, so long as White Mountains, Insignia, and the Founders collectively own at least a majority in voting power of shares of our common stock, any such stockholder, subject to certain limitations. Our amended and restated certificate of incorporation and our amended and restated bylaws specifically deny any power of any other person to call a special meeting.
Amendment of amended and restated certificate of incorporation
The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock is generally required to amend provisions of our amended and restated certificate of incorporation. However, after the date on which White Mountains, Insignia, and the Founders cease to collectively own at least a majority of all of the outstanding shares of our capital stock entitled to vote, the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock will generally be required to amend certain provisions of our amended and restated certificate of incorporation.
Amendment of amended and restated bylaws
Our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority of directors present at any regular or special meeting of the Board of Directors called for that purpose or by the affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock. However, if White Mountains, Insignia, and the Founders cease to collectively own at least a majority of all of the outstanding shares of our capital stock entitled to vote, the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock will generally be required to alter, amend or repeal any provision of our amended and restated bylaws, or adopt new bylaws.
Limitations on stockholder actions
Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:
•make nominations in the election of directors;
•propose that a director be removed;
•propose any repeal or change in our amended and restated bylaws; or
•propose any other business to be brought before an annual meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:
•a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;
•the stockholder’s name and address;

•any material interest of the stockholder in the proposal;
•the number of shares beneficially owned by the stockholder and evidence of such ownership; and
•the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.
To be timely, a stockholder must generally deliver notice:
•in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting; or
•in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 50 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.
In order to submit a nomination for our Board of Directors, a stockholder must also submit any information with respect to the nominee that we would be required to be included in a proxy statement, as well as certain other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders. These provisions may deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Authorized but unissued shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy context, tender offer, merger, or otherwise.
Delaware business combination statute
We elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they will provide that each of White Mountains, Insignia, and the Founders and their respective affiliates and transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Limitation of liability of directors and officers
Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
•any breach of the director’s duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•any transaction from which the director derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending these provisions will not reduce our indemnification obligations relating to actions taken before an amendment.
Corporate opportunity
Our amended and restated certificate of incorporation and stockholders’ agreement provide that each of White Mountains, Insignia, and the Founders and their respective affiliates do not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that White Mountains, Insignia or the Founders or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity for us, they will have no duty to communicate or offer such corporate opportunity to us. Our amended and restated certificate of incorporation and stockholders’ agreement also provide that, to the fullest extent permitted by law, none of such stockholders or their respective affiliates will be liable to us, for breach of any fiduciary duty or otherwise, by reason of the fact that any such stockholder or any of its affiliates directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to us, and we will waive and renounce any claim that such business opportunity constituted a corporate opportunity that should have been presented to us.
Forum selection
Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders and other similar actions, may be brought only in specified courts in the State of Delaware. In addition, our amended and restated certificate of incorporation provides that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision does not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.
Litigation costs
Our amended and restated bylaws require, except to the extent prohibited by the DGCL, that in all derivative actions brought on our behalf, actions against directors, officers and employees for breach of a fiduciary duty and other similar actions, the initiating party will reimburse us and any officer, director or other employee for all fees, costs and expenses incurred in connection with such action if such initiating party does not substantially achieve the full remedy sought. While application of this standard will necessarily need to take into account the particular facts, circumstances and equities of any particular claim, we would expect a claiming party to be required to prevail on the merits on substantially all of the claims asserted in the complaint and, as a result, receive substantially the full remedy that it was seeking (including, if applicable, any equitable remedy) in order to avoid responsibility for reimbursing such fees, costs and expenses. Although we believe this provision will benefit us by discouraging meritless lawsuits against us and our directors, officers and employees, the provision may have the effect of discouraging lawsuits that could benefit us.

Transfer agent and registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.
Listing
Our Class A common stock is listed on the NYSE under the symbol “MAX".

Selling stockholders
This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 34,935,871 shares of our Class A common stock by the selling stockholders named herein. In this section, references to “we,” “our,” “ours” and “us” refer only to MediaAlpha, Inc. and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided.
The following tables set forth (i) the name of each selling stockholder, (ii) the number of shares of Class A common stock beneficially owned by each selling stockholder as of November 10, 2021, (iii) the number of shares of Class A common stock offered by each selling stockholder hereunder, and (iv) the number of shares of Class A common stock beneficially owned by each selling stockholder following the completion of this offering (assuming each selling stockholder sells all of the shares of our Class A common stock covered by this prospectus). The immediately following table also sets forth the percentage of Class A common stock beneficially owned by the selling stockholders after giving effect to the sale by the selling stockholders of all shares of our Class A common stock covered by this prospectus, based on 39,363,998 shares of Class A common stock outstanding as of September 30, 2021.
The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
The selling stockholders are not making any representation that any shares of Class A common stock covered by this prospectus will be offered for sale. Because each selling stockholder may dispose of all, none or some portion of the shares of Class A common stock covered by this prospectus, no estimate can be given as to the number of shares that will be beneficially owned by a selling stockholder upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of their shares of Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of Class A common stock registered for resale under this prospectus will be beneficially owned by the selling stockholders, and we have further assumed that the selling stockholders will not acquire beneficial ownership of any additional shares of Class A common stock during this offering.
To our knowledge, except as described below in the section entitled “Selling Stockholders—Material Relationships with Selling Stockholders” and the notes to the following table, the selling stockholders have held no position or office or had any other material relationship with us or any of our affiliates or predecessors during the past three years.
We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the shares of Class A common stock that may be resold pursuant to this prospectus. See the section entitled “Plan of Distribution” for further information regarding the selling stockholders’ method of distributing these shares.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to this Offering	Shares of Class A Common Stock to be Sold Pursuant to this Offering	Shares of Class A Common Stock Beneficially Owned After this Offering	Percentage of Shares of Class A Common Stock Beneficially Owned After this Offering
Steven Yi(1)	294,111	46,166	247,945	*
Eugene Nonko(2)	4,293,584	3,970,051	323,533	*
Tigran Sinanyan(3)	340,038	303,259	36,779	*
Keith Cramer(4)	294,990	262,050	32,940	*
Kuanling(Amy) Yeh(5)	189,072	160,913	28,159	*
Brian Mikalis(6)	147,205	130,870	16,335	*
Robert Perine(7)	99,541	91,119	8,422	*
Serge Topjian(8)	132,082	120,910	11,172	*
Jeffrey Sweetser(9)	111,490	87,754	23,736	*
Lance Martinez(10)	155,041	124,202	30,839	*
White Mountains(11)	16,939,998	16,939,998	—	—
Insignia(12)	8,774,694	8,774,694	—	—
OBF Investments, LLC(13)	3,923,885	3,923,885	—	—

______________
*Less than 1%.
(1)Mr. Yi has served as the Chief Executive Officer of the Company since June 2011. Number of shares of Class A common stock beneficially owned consists of (i) 247,945 shares of Class A common stock held by Mr. Yi and (ii) 46,166 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock).
(2)Mr. Nonko has served as the Chief Technology Officer of the Company since June 2011. Number of shares of Class A common stock beneficially owned consists of (i) 323,533 shares of Class A common stock held by Mr. Nonko and (ii) 3,970,051 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock) held by O.N.E. Holdings, LLC. Mr. Nonko is the managing member of O.N.E. Holdings, LLC, which is owned by trusts for the benefit of Mr. Nonko and his immediate family.
(3)Mr. Sinanyan served as the Chief Financial Officer of the Company from August 2015 to October 2021 and previously served as Vice President, Finance, of the Company, from January 2012 to August 2015.
(4)Mr. Cramer has served as Senior Vice President, Supply Partnerships, of the Company since March 2014. Number of shares of Class A common stock beneficially owned consists of (i) 46,940 outstanding shares of Class A common stock held by Mr. Cramer and (ii) 248,050 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock).
(5)Ms. Yeh has served as Senior Vice President, Technology, of the Company since January 2019 and served as Vice President, Engineering, of the Company from March 2015 to December 2018. Number of shares of Class A common stock beneficially owned consists of (i) 37,159 outstanding shares of Class A common stock held by Ms. Yeh and (ii) 151,913 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock).
(6)Mr. Mikalis has served as Senior Vice President, Demand Partnerships, of the Company since March 2020. Number of shares of Class A common stock beneficially owned consists of (i) 16,335 outstanding shares of Class A common stock held by Mr. Mikalis and (ii) 130,870 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock).
(7)Mr. Perine has served as Vice President, Product, of the Company since August 2017. Number of shares of Class A common stock beneficially owned consists of (i) 36,422 outstanding shares of Class A common stock held by Mr. Perine and (ii) 63,119 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock).
(8)Mr. Topjian has served as Vice President, Media Buying, of the Company since January 2018 and served as Vice President, Paid Media, of the Company from May 2013 to January 2018. Number of shares of Class A common stock beneficially owned consists of (i) 21,172 outstanding shares of Class A common stock held by Mr. Topjian and (ii) 110,910 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock).
(9)Mr. Sweetser has served as Vice President, Supply Partnerships, of the Company since January 2020, and as a Senior Director, Supply Partnerships, of the Company since October 2015. Number of shares of Class A common stock beneficially owned consists of (i) 23,736 outstanding shares of Class A common stock held by Mr. Sweetser and (ii) 87,754 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock).
(10)Mr. Martinez has served as Deputy General Counsel of the Company since May 2021 and served as General Counsel of the Company from December 2017 to May 2021. Number of shares of Class A common stock beneficially owned consists of (i) 30,839 outstanding shares of Class A common stock held by Mr. Martinez, and (iii) 124,202 shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock).
(11)Reflects shares of Class A common stock beneficially owned by Bridge Holdings (Bermuda) Ltd. and White Mountains Investments (Luxembourg) S.à r.l., both of which are wholly owned subsidiaries of White Mountains Insurance Group Ltd. The board of directors and senior officers of White Mountains Insurance Group Ltd. exercise joint voting and investment control over the securities held by Bridge Holdings (Bermuda) Ltd. and White Mountains Investments (Luxembourg) S.à r.l. The members of such board of directors and such senior officers disclaim beneficial ownership with respect to such securities. The principal business address for White Mountains is 23 South Main Street, Suite 3B, Hanover, NH 03755.
(12)Reflects shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock) held directly by Insignia A QL Holdings, LLC (“Insignia A”) and Insignia QL Holdings, LLC (“Insignia QL”). Insignia Capital Partners (Parallel A), L.P. (“Parallel A”) and Insignia Capital Partners (AIV), L.P. (“Insignia AIV”) are members of Insignia A having the power to appoint the majority of the board of managers of Insignia A. Insignia Capital Partners, L.P. (“Insignia Capital” and together with Parallel A and Insignia AIV, the “Insignia Fund”) is the managing member of Insignia QL. Insignia Capital Partners GP, LLC (“Insignia GP”) is the general partner of the Insignia Fund. The three member Investment Committee of Insignia GP, comprised of David Lowe, Anthony Broglio and Melvyn Deane, exercises voting and investment control over the securities held directly by Insignia A and Insignia QL, which acts by a majority vote of its members. Consequently, the Insignia Fund and Insignia GP may be deemed to beneficially own the securities held directly by Insignia A and Insignia QL. Messrs. Lowe, Broglio and Deane disclaim beneficial ownership of the securities held directly by Insignia A and Insignia QL. The principal business address of Insignia A, Insignia QL, the Insignia Fund and Insignia GP is 1333 North California Boulevard, Suite 520, Walnut Creek, CA, 94596.
(13)Reflects shares of Class A common stock issuable upon exchange of outstanding Class B-1 units (together with a corresponding number of shares of Class B common stock) held directly by OBF Investments, LLC (“OBF”), which is owned by trusts for the benefit of Mr. Yi and members of his family. Jason Heiling, as Managing Member of OBF, may be deemed to have sole voting and dispositive power over such shares. Mr. Heiling disclaims beneficial ownership of the securities held by OBF. The principal business address of OBF is 202 South Minnesota Street, Carson City, NV 89703.
Material Relationships with Selling Stockholders
The following summaries do not purport to be complete and are subject, and qualified in entirety by reference, to the applicable documents incorporated by reference herein. We urge you to read these documents because they, and not the following summaries, outline the material relationships with the selling stockholders.
Fourth amended and restated limited liability company agreement of QL Holdings LLC
We operate our business through QL Holdings LLC, together with its subsidiaries. The operations of QL Holdings LLC, and the rights and obligations of its members, are governed by the fourth amended and restated limited liability company agreement of QL Holdings LLC. The following is a description of the material terms of the fourth amended and restated limited liability company agreement.
Governance
Through our wholly owned subsidiary, Intermediate Holdco, we serve as sole managing member of QL Holdings LLC. As such, we control its business and affairs and are responsible for the management of its business. No other members of QL Holdings LLC, in their capacity as such, have any authority or right to control the management of QL Holdings LLC or to bind it in connection with any matter.
Voting and economic rights of members
QL Holdings LLC has two classes of outstanding equity: Class A-1 units, which may only be issued to our wholly owned subsidiary, Intermediate Holdco, as sole managing member, and Class B-1 units. We refer to these Class A-1 units and Class B-1 units of QL Holdings LLC, collectively, as QL units. Insignia and the Senior Executives hold Class B-1 Units. The Class A-1 units and Class B-1 units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, QL Holdings LLC. Holders of Class B-1 units have no voting rights as it pertains to QL Holdings LLC, except for the right to approve certain amendments to the fourth amended and restated limited liability company agreement.
Net profits and losses of QL Holdings LLC generally will be allocated, and distributions will be made, to its members pro rata in accordance with the number of QL units (Class A or Class B, as the case may be) they hold.
Subject to the availability of net cash flow at the QL Holdings LLC level and to applicable legal and contractual restrictions, we intend to cause QL Holdings LLC to distribute to Intermediate Holdco cash payments (and, if applicable, cause Intermediate Holdco to declare and pay a dividend to us in the same amount) for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us as a member of QL Holdings LLC, to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. QL Holdings LLC will be required to make pro rata distributions to each other member of QL Holdings LLC, as and when QL Holdings LLC makes any distribution to Intermediate Holdco. Regardless of whether QL Holdings LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our Board of Directors. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock will not be entitled to any dividend payments.
Coordination of MediaAlpha, Inc. and QL Holdings LLC
Whenever we issue one share of Class A common stock for cash, the net proceeds will be promptly contributed to Intermediate Holdco and then in turn to QL Holdings LLC, in exchange for one Class A-1 unit of QL Holdings LLC.

Alternatively, from time to time, we may, at our election, transfer the net proceeds of the issuance of shares of Class A common stock to a holder of Class B-1 units of QL Holdings LLC in exchange for their Class B-1 unit and a share of our Class B common stock in order to satisfy our obligations under the exchange agreement (in lieu of issuing a share of Class A common stock to such exchanging Class B-1 unitholder). However, the Class B-1 unitholders cannot require us to pay cash for their Class B-1 units under the exchange agreement. In the event we elect to pay cash for a Class B-1 unit, QL Holdings LLC will cancel such exchanged Class B-1 unit and issue to Intermediate Holdco one Class A-1 unit. If we issue other classes or series of equity securities, we will contribute to Intermediate Holdco, and then in turn to QL Holdings LLC, the net proceeds we receive in connection with such issuance, and QL Holdings LLC will issue to Intermediate Holdco an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, QL Holdings LLC will, immediately prior to our repurchase, redeem an equal number of Class A-1 units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.
We do not conduct any business other than the management and ownership of QL Holdings LLC through our wholly owned subsidiary, Intermediate Holdco, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.
Issuances of Class A-1 and Class B-1 units
Class A-1 units may be issued only to our wholly owned subsidiary, Intermediate Holdco, as sole managing member of QL Holdings LLC. Class B-1 units may be issued only to persons or entities we permit, which immediately following the completion of the IPO, included Insignia and the Senior Executives. Such issuances shall be made in exchange for cash or other consideration. Class B-1 units may not be transferred as Class B-1 units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the fourth amended and restated limited liability company agreement of QL Holdings LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.
Exculpation and indemnification
The fourth amended and restated limited liability company agreement of QL Holdings LLC contains provisions limiting the liability of QL Holdings LLC’s members (including Intermediate Holdco, our wholly owned subsidiary), officers and their respective affiliates to QL Holdings LLC or any of its members. Moreover, the fourth amended and restated limited liability company agreement contains broad indemnification provisions for QL Holdings LLC’s members (including Intermediate Holdco, our wholly owned subsidiary), officers and their respective affiliates. Because QL Holdings LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the DGCL with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.
Voting rights of Class A stockholders and Class B stockholders
Each share of our Class A common stock or our Class B common stock will entitle its holder to one vote.
Tax consequences
QL Holdings LLC unitholders, including us (indirectly through Intermediate Holdco), generally incur U.S. federal, state and local income taxes on their allocable shares of any net taxable income of QL Holdings LLC. The fourth amended and restated limited liability company agreement of QL Holdings LLC provides for pro rata cash distributions to its members to cover (i) our U.S. federal, state and local tax obligations in respect of our allocable share of QL Holdings LLC’s taxable income and (ii) our obligations under the tax receivables agreement. In addition, the fourth amended and restated limited liability company agreement of QL Holdings LLC also provides for (in certain cases) tax distributions for a fiscal quarter to its other members in respect of their pre-exchange allocable share of QL Holdings LLC’s taxable income for such fiscal quarter relating to Class B-1 Units (if any) transferred to us by them (pursuant to the exchange agreement) before the applicable tax distribution date.
QL Holdings LLC intends that an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), will be effective for 2020 and future taxable years. We expect that, as a result of this election, our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC in connection with the IPO, as well as any post-IPO exchanges of Class B-1 units of QL Holdings LLC (including in connection with this offering), together with an equal number of shares of our Class B common stock, for shares of our Class A common stock (or, at our election, cash of an equivalent value), will increase our share of the tax basis of the tangible and intangible assets of QL Holdings LLC, which will increase the tax depreciation and amortization deductions available to us and could create other tax benefits. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
Any such deductions or other tax benefits (including additional tax benefits created as a result of payments under the tax receivables agreement itself) could reduce the amount of cash taxes that we would otherwise be required to pay in the future. We will be required to pay 85% of such cash tax reduction, if any, to the tax receivables agreement’s counterparties. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “—Tax receivables agreement.”
Exchange Agreement
Immediately prior to the completion of the IPO, we entered into the exchange agreement with Insignia and the Senior Executives, each of which hold Class B-1 units. Pursuant to and subject to the terms of the exchange agreement and the fourth amended and restated limited liability company agreement of QL Holdings LLC, holders of Class B-1 units, from time to time, may exchange one Class B-1 unit, together with the corresponding share of our Class B common stock, for one share of our Class A common stock (or, at our election, cash of an equivalent value).
Exchanges pursuant to the exchange agreement may be completed, unless otherwise directed by the holder of Class B-1 units, at the election of QL Holdings LLC, by us, Intermediate Holdco, or QL Holdings LLC. If Intermediate Holdco completes such exchange, we will contribute Class A common stock to Intermediate Holdco prior to the exchange. If QL Holdings completes such exchange, we will contribute Class A common stock to Intermediate Holdco and then in turn to QL Holdings LLC prior to the exchange. The amount of Class A common stock issued or conveyed will be subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.
Holders will not have the right to exchange Class B-1 units if we determine that such exchange would be prohibited by applicable law or regulation or would violate other agreements to which we may be subject or would pose a material risk that QL Holdings LLC would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. If the IRS were to contend successfully that QL Holdings LLC should be treated as a “publicly traded partnership” for U.S. federal income tax purposes, QL Holdings LLC would be treated as a corporation for U.S. federal income tax purposes and thus would be subject to entity-level tax on its taxable income.
A holder that exchanges Class B-1 units will also be required to deliver an equal number of shares of our Class B common stock. In connection with each exchange, QL Holdings LLC will cancel the delivered Class B-1 units and (unless, at our election, cash of an equivalent value is delivered in lieu of Class A common stock) issue Class A-1 units to Intermediate Holdco on a one-for-one basis. Thus, as holders exchange their Class B-1 units for Class A common stock or cash, our indirect interest in QL Holdings LLC will increase.
We and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.
As of September 30, 2021, we have reserved for issuance 20,822,002 shares of our Class A common stock for potential exchange in the future for Class B-1 units, which is the aggregate number of Class B common stock outstanding.
Tax receivables agreement
Our share of the tax basis of the tangible and intangible assets of QL Holdings LLC increases as a result of (i) our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC units from certain unitholders (including the Selling Class B-1 Unit Holders) in connection with the IPO, (ii) certain post-IPO exchanges of Class B-1 units of QL Holdings LLC (including in connection with this offering), together with an equal number of shares of our Class B common stock, for shares of our Class A common stock (or, at our election, cash of an equivalent value), and (iii) the Pre-IPO Leveraged Distribution and other actual or deemed distributions by QL Holdings LLC to its members. These increases in tax basis are expected to increase (for tax purposes) our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of cash taxes that we would otherwise be required to pay in the future. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets. We treat any such exchanges of Class B-1 units of QL Holdings LLC as our direct purchases of Class B-1 units from holders of Class B-1 units for U.S. federal income and other applicable tax purposes, regardless of whether such Class B-1 units are surrendered by such holders to QL Holdings LLC or to us directly in the exchange. See “—Fourth amended and restated limited liability company agreement of QL Holdings LLC—Tax consequences.”
In connection with the IPO, we entered into the tax receivables agreement with Insignia, the Senior Executives, and White Mountains related to the tax basis step-up of the assets of QL Holdings LLC and certain net operating losses of Intermediate Holdco. The agreement requires us to pay Insignia and the Senior Executives 85% of the cash savings, if any, in U.S. federal, state and local income tax we realize (or are deemed to realize) as a result of (i) any increases in tax basis following our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC from certain unitholders (including the Selling Class B-1 Unit Holders) in connection with the IPO, as well as any post-IPO exchanges (including in connection with this offering) described above, (ii) the Pre-IPO Leveraged Distribution and other actual or deemed distributions by QL Holdings LLC to its members that result in tax basis adjustments to the assets of QL Holdings LLC, and (iii) certain other tax benefits attributable to payments under the tax receivables agreement itself.
The tax receivables agreement also requires us to pay White Mountains 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize) as a result of the utilization of the net operating losses of Intermediate Holdco attributable to periods prior to the IPO and the deduction of any imputed interest attributable to our payment obligations under the tax receivables agreement. We currently estimate that the amount of any such net operating losses is immaterial.
The obligations under the tax receivables agreement are our obligations and not obligations of QL Holdings LLC. We will benefit from the remaining 15% of any realized (or deemed to be realized) cash tax savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to use the tax benefits subject to the applicable tax receivables agreement. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below.
The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:
•the fair market value of the depreciable and amortizable assets of QL Holdings LLC and the price of our Class A common stock at the time of this offering and at the time of the exchange of Class B-1 units of QL Holdings LLC;
•the extent to which such exchange of Class B-1 units of QL Holdings LLC is taxable—if an exchange is not taxable for any reason, increased tax deductions will not be available;
•the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits; and
•the amount, character and timing of our taxable income.
We are required under the tax receivables agreement to pay 85% of the cash tax savings, described above, if any, as they are realized (or are deemed to be realized). Except in certain circumstances, if in a given taxable year we do not have taxable income before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the tax receivables agreement for that taxable year because no tax savings will have been realized (or are deemed to be realized).
The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of September 30, 2021, if all of the Class B-1 units of QL Holdings LLC were acquired by us in taxable transactions on September 30, 2021 for a price of $18.87 (which is the last reported sale price of our Class A common stock as of September 29, 2021 on the NYSE, the closing share price of the day before the Class B-1 units of QL Holdings LLC are assumed to be acquired, in accordance with the terms of the tax receivables agreement) per Class B-1 unit of QL Holdings LLC, we estimate that the amount that we would be required to pay under the tax receivables agreement could be approximately $190 million. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than this hypothetical amount, as potential future payments will vary depending on a number of factors, including those listed above. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivables agreement exceed the actual cash tax benefits that we realize in respect of the tax attributes subject to the tax receivables agreement or distributions to us by QL Holdings LLC are not sufficient to permit us to make payments under the tax receivables agreement after it has paid taxes. Payments under the tax receivables agreement are not conditioned on Insignia’s, the Senior Executives’, or White Mountains’ continued ownership of any of our equity.
Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.
The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make immediate payments to the tax receivables agreement’s counterparties equal to the present value of the anticipated future tax benefits. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully use such tax benefits. The benefits would be payable even though, in certain circumstances, no Class B-1 units of QL Holdings LLC have actually been exchanged and no net operating losses are actually used at the time of the accelerated payments. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated tax benefits and may be significantly greater than the benefits we eventually realize.
Although we are not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered by the tax receivables agreement, were the IRS to successfully challenge the tax basis increases, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of the actual cash tax savings we ultimately realize. We might not determine whether we have effectively made such excess cash payments for a number of years following the time of such payments.
Registration rights agreement
In connection with the IPO, we entered into the registration rights agreement with certain of our pre-IPO existing investors, including White Mountains, Insignia, and the Senior Executives, to register for sale under the Securities Act of 1933, as amended (“Securities Act”), shares of our Class A common stock, including those delivered in exchange for Class B-1 units of QL Holdings LLC in the circumstances described above. Subject to certain conditions and limitations, this agreement provides White Mountains, Insignia, and the Senior Executives with certain registration rights as described below. An aggregate of 46,468,979 shares of Class A common stock, including shares reserved for potential exchanges of Class B-1 units, are entitled to these registration rights.
Demand registration rights
Each of Insignia and the Founders (treating the Founders, collectively, as a single stockholder for this purpose) have the right to demand that we file up to two registration statements on Form S-1 and White Mountains has the right to demand that we file up to three additional registration statements on Form S-1. These registration rights are subject to specified conditions and limitations, including limitations on the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use reasonable best efforts to effect the registration within 60 days.
Shelf registration rights
At any time after we become eligible to file a registration statement on Form S-3, White Mountains, Insignia, and the Senior Executives will be entitled to have their shares of Class A common stock registered by us on a Form S-3 registration statement at our expense. These shelf registration rights are subject to specified conditions and limitations.
Piggyback registration rights
If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then White Mountains, Insignia, and the Senior Executives will be entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.
Expenses and indemnification
We will pay all expenses relating to any demand, piggyback, or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement will include customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers, and employees by us for any losses, claims, damages, or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law, or otherwise.
Termination of registration rights
The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.
Stockholders’ agreement
In connection with the IPO, we entered into the stockholders’ agreement with White Mountains, Insignia, and the Founders. The stockholders’ agreement, as further described below, contains provisions related to the composition of our board of directors, the committees of our board of directors, and our corporate governance. Under the stockholders’ agreement, White Mountains, Insignia and the Founders are entitled to nominate a majority of the members of our board of directors. In addition, White Mountains, Insignia, and the Founders have agreed in the stockholders’ agreement to vote for each other’s board nominees.
Director designation and voting agreement
Under the stockholders’ agreement, White Mountains, Insignia, and the Founders are entitled to nominate a majority of the members of our board of directors. Specifically, for so long as each of White Mountains, Insignia, and the Founders (treating the Founders, collectively, as a single stockholder for this purpose) owns at least 12.5% of our issued and outstanding shares of common stock as of the closing of this offering, such stockholder will be entitled to nominate two directors to serve on our Board of Directors. When such stockholder owns less than 12.5% but at least 5% of our issued and outstanding shares of common stock as of the closing of this offering, such stockholder will be entitled to nominate one director. White Mountains, Insignia, and the Founders have agreed in the stockholders’ agreement to vote for each other’s board nominees.
Consent rights of White Mountains, Insignia, and the Founders
Under the stockholders’ agreement and subject to our amended and restated certificate of incorporation, our amended and restated bylaws, and applicable law, the actions listed below cannot be taken by us or any of our subsidiaries without the written consent of a majority in interest of White Mountains, Insignia, and the Founders, for so long as such stockholders continue to own at least a majority of the issued and outstanding shares of common stock after the completion of this offering. The actions include:
•change in control transactions;
•acquiring or disposing of assets or entering into joint ventures with a value in excess of $20 million;
•incurring indebtedness in an aggregate principal amount in excess of $20 million;
•authorizing or issuing equity securities of MediaAlpha, Inc. or our subsidiaries other than pursuant to any approved equity incentive plans or arrangements or pursuant to the exchange agreement;
•initiating any liquidation, dissolution, bankruptcy, or other insolvency proceeding involving us or any of our significant subsidiaries;
•making any material change in the nature of the business conducted by us or our subsidiaries;
•terminating the employment of our Chief Executive Officer or hiring a new Chief Executive Officer (provided that consent of the Founders shall not be required for the termination of any Founder);

•engaging in certain transactions with affiliates (provided that the consent of the interested stockholder would not be required);
•increasing or decreasing the size of the Board of Directors;
•authorizing Intermediate Holdco, as managing member of QL Holdings LLC, to approve or take certain actions; and
•electing to deliver cash consideration in connection with an exchange under the exchange agreement (provided that the consent of the interested stockholder would not be required).
Other provisions
The stockholders’ agreement provides that each of White Mountains, Insignia, and the Founders and their respective affiliates will not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers, or vendors. In the event that White Mountains, Insignia, or the Founders or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us.
In addition, the stockholders’ agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with an equivalent number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

Plan of distribution
As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. The selling stockholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of Class A common stock offered by this prospectus either directly by such person, or through underwriters, dealers or agents or on any exchange on which the shares of Class A common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholders may use any one or more of the following methods when selling shares of our Class A common stock:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as agent on both sides of the trade;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•any exchange distribution in accordance with the rules of the applicable exchange;
•the pledge of shares of Class A common stock for any loan or obligation;
•privately negotiated transactions;
•through the writing or settlement of short sales entered into after the effective date of the registration statement of which the prospectus will form a part;
•through distribution by a selling stockholder or its successor in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners, beneficiaries or stockholders);
•broker-dealers may agree with the selling stockholders to sell a specified number of such shares of Class A common stock at a stipulated price per share;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares of common stock under Rule 144 under the Securities Act, if available, or otherwise as permitted pursuant to applicable law, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of Class A common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.
In connection with sales of the shares of Class A common stock under this prospectus or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of Class A common stock short and deliver them to close their short positions, or loan or pledge the shares of Class A common stock to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not deliver the shares of Class A common stock registered on the registration statement of which this prospectus forms a part to cover short sales of the shares of Class A common stock made prior to the date the registration statement has been declared effective by the SEC.
The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them that are subject to this prospectus, and the pledgees or secured parties will, upon foreclosure in the event of default, be deemed to be selling stockholders. If and to the extent such foreclosure occurs, the number of securities under this prospectus on behalf of such selling stockholder will decrease by the number of securities subject to any such foreclosure. The selling stockholders may also transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A selling stockholder that is an entity may elect to make an in-kind distribution of shares of Class A common stock to its members, general or limited partners, beneficiaries or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus.
The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares of Class A common stock may be deemed to be underwriters under the Securities Act, and any profit on sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. There can be no assurances that the selling stockholders will sell any or all of the shares of Class A common stock offered under this prospectus.

Legal matters
Certain legal matters in connection with the offered shares of Class A common stock will be passed upon for us by Cravath, Swaine & Moore LLP. Certain legal matters in connection with the offered shares of Class A common stock may be passed on for any agents, dealers or underwriters by their counsel named in the applicable prospectus supplement.
Experts
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Where you can find more information
MediaAlpha, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including MediaAlpha, Inc., that file electronically with the SEC at http://www.sec.gov. MediaAlpha, Inc.’s SEC filings are also available at our website: https://investors.mediaalpha.com. Except for documents filed with the SEC and incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered part of this prospectus.
Certain documents incorporated by reference
The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed "filed" under the Exchange Act):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 15, 2021;
•our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, filed on May 14, 2021, August 13, 2021, and November 12, 2021, respectively;
•our definitive proxy statement on Schedule 14A in connection with our 2021 annual meeting of stockholders, filed on July 30, 2021; and
•our Current Reports on Form 8-K filed on March 24, 2021, July 8, 2021, August 3, 2021, September 10, 2021, and November 3, 2021.
We also incorporate by reference into this prospectus all future reports and other documents (other than the Current Reports on Form 8-K or portions thereof that are “furnished” under Item 2.02 or Item 7.01 of Form 8-K) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) on and after the date of this prospectus but prior to the termination or completion of the offering of shares of Class A common stock under this prospectus.
Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC's website at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for these documents to MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017; Attention: Corporate Secretary (telephone: (213) 316-6256). Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

Part II
Information not required in prospectus
Item 14. Other Expenses of Issuance And Distribution
The following table sets forth the estimated expenses, other than the underwriting discounts and commissions, payable by MediaAlpha, Inc. (the “Registrant”) in connection with the sale of the shares of Class A common stock being registered.

Registration fee	$ 51,233.94
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	—
Total	*

______________
*These fees are calculated based on the amount of shares offered and the number of offerings and, accordingly, cannot be estimated at this time.
Item 15. Indemnification of Officers and Directors.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation provides for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.
We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
We have entered into customary indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16. Exhibits

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement with respect to Class A common stock of MediaAlpha, Inc.
4.1***
Form of Class A Common Stock Certificate of MediaAlpha, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S‑1 (File No. 333‑249326) filed with the SEC on October 20, 2020).

4.2***
Registration Rights Agreement, dated October 27, 2020, by and among MediaAlpha, Inc., White Mountains Investments (Luxembourg) S.à r.l., Insignia QL Holdings, LLC, Insignia A QL Holdings, LLC, Steven Yi, Eugene Nonko, Ambrose Wang and certain other parties thereto (incorporated by reference to Exhibit 4.1 to the Company’s Form 8‑K (File No. 001‑39671) filed with the SEC on November 2, 2020).

4.3***
Third Amended and Restated Limited Liability Company Agreement of QL Holdings LLC, dated as of July 1, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S‑1 (File No. 333‑249326) filed with the SEC on October 5, 2020).

4.4***
Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC, dated as of October 27, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8‑K (File No. 001‑39671) filed with the SEC on November 2, 2020).

4.5***
Tax Receivables Agreement, dated October 27, 2020, by and among MediaAlpha, Inc., QL Holdings LLC and certain other parties thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8‑K (File No. 001‑39671) filed with the SEC on November 2, 2020).

4.6***
Exchange Agreement, dated October 27, 2020, by and among MediaAlpha, Inc., QL Holdings LLC, Guilford Holdings, Inc. and holders of Class B‑1 units of QL Holdings LLC party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 10‑K (File No. 001‑39671) filed with the SEC on November 2, 2020).

4.7***
Stockholders’ Agreement, dated October 27, 2020, by and among MediaAlpha, Inc., White Mountains Investments (Luxembourg) S.à r.l., Insignia QL Holdings, LLC, Insignia A QL Holdings, LLC and Steven Yi, Eugene Nonko and Ambrose Wang, together with their respective holding entities through which they indirectly hold common stock of MediaAlpha, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8‑K (File No. 001‑39671) filed with the SEC on November 2, 2020).

5.1*	Opinion of Cravath, Swaine & Moore LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)
24.1*	Power of attorney (included on the signature page to this registration statement)

*      Filed herewith.
**    To be filed by amendment.
***  Previously filed.
†      Indicates management contract or compensatory plan.
Item 17. Undertakings
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing by the Registrant of an annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 12, 2021.

MediaAlpha, Inc.

By:	/s/ Steven Yi
Steven Yi
Chief Executive Officer and President

Signatures and powers of attorney
Each of the undersigned officers and directors of MediaAlpha, Inc. hereby severally constitutes and appoints Jeffrey Coyne and Lance Martinez, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Yi	Chief Executive Officer, President and Director (Principal Executive Officer)	November 12, 2021
Steven Yi

/s/ Cort Carlson	Interim Principal Financial and Accounting Officer	November 12, 2021
Cort Carlson

/s/ Raji Arasu	Director	November 12, 2021
Venmal (Raji) Arasu

/s/ Anthony Broglio	Director	November 12, 2021
Anthony Broglio

/s/ Christopher Delehanty	Director	November 12, 2021
Christopher Delehanty

/s/ David Lowe	Director	November 12, 2021
David Lowe

/s/ Jennifer Moyer	Director	November 12, 2021
Jennifer Moyer

/s/ Eugene Nonko	Director	November 12, 2021
Eugene Nonko

/s/ Lara Sweet	Director	November 12, 2021
Lara Sweet

/s/ Kathy Vrabeck	Chair of the Board of Directors	November 12, 2021
Kathy Vrabeck